Exhibit 99.1

Sharps Compliance Corp. Announces Results for the Quarter and Fiscal Year Ended
       June 30, 2006; Company Reports Record Annual Revenue and Earnings

    HOUSTON--(BUSINESS WIRE)--Aug. 7, 2006--Sharps Compliance Corp. and subsidiaries (OTCBB:SCOM) ("Sharps" or the "Company"), leading providers of cost-effective medical waste disposal solutions for industry and consumers, today announced its operating results for the fourth quarter and fiscal year ended June 30, 2006.

    Financial Results

    For the fiscal year ended June 30, 2006, the Company generated revenues of $10.6 million versus revenues for the corresponding prior fiscal year of $9.0 million, an increase of 17%. The increase in revenues is a result of higher billings in the retail, hospitality, professional, agriculture and pharmaceutical markets.
    For the three-months ended June 30, 2006, the Company generated revenues of $2.7 million versus revenues for the corresponding quarter of the prior fiscal year of $2.1 million, an increase of 28%.
    For the fiscal year 2006, the Company reported a gross margin of 43% versus a gross margin of 39% for the corresponding period of the prior year. The improvement in the gross margin is a result of increased revenue and the mix of products sold.
    S, G & A expense increased by $0.4 million, or 13%, for the fiscal year 2006 versus 2005 as a result of the increase in, (i) sales-related compensation expense and (ii) professional fees related to the Attentus Medical litigation (settled in July 2006).
    For the fiscal year 2006, the Company generated net income of $0.4 million, or $0.04 per share, versus a net loss of $0.2 million, or $0.02 per share, for the prior fiscal year.
    The improvement in the financial performance of the Company is a result of the 17% increase in the revenues and the strength of the gross margins, partially offset by the increase in S, G & A.

    Market Developments

    Retail Market

    The Company generated billings of approximately $560,000 in the Retail market during the year ended June 30, 2006. These billings were driven by sales of the Company's Sharps Disposal By Mail System(R) products to retail pharmacies and grocery stores to support the proper disposal of syringes used to administer flu shots and other inoculations. The billings for the year ended June 30, 2006 in the Retail market represent an increase of over 150% in the corresponding prior period billings.

    Hospitality Market

    The Company generated billings of over $550,000 in the Hospitality market during the year ended June 30, 2006. This level of billings represents an increase of over 60% as compared to the prior year period. This growth was driven by an approximate $100,000 order from one of the nation's largest contract food service providers for the Company's biohazard spill clean-up kit. This newly-launched product has an innovative mail-back feature and contains everything required to safely and properly dispose of medical waste spills within U.S. Postal Service regulations.

    Agriculture Market

    The Company generated billings of over $700,000 in its Agriculture market during the year ended June 30, 2006. The current fiscal year billings in this market represent a 24% increase over the corresponding prior period billings.

    Pharmaceutical Market

    The Company generated approximately $100,000 in billings in the Pharmaceutical market during the year ended June 30, 2006. These billings were driven by sales of the Company's Sharps Disposal By Mail System(R) products utilized to support the proper disposal of syringes in the pharmaceutical clinical trial setting.

    Residential Market

    The Company's Sharps Disposal By Mail System(R) has been implemented as an integral part of the municipal waste programs of six
(6) California cities to date. We are in various stages with nine (9) additional municipalities and cities (seven (7) in California) that have expressed interest in similar programs. Municipal programs are designed to eliminate needles, syringes and lancets from the public waste stream and assist self-injecting residents with proper disposal. There are an estimated 3 billion syringes disposed outside of the healthcare setting each year.

    Regulatory Developments

    California Senate Bill 1305

    In July 2006, the Company announced the passage of California Senate Bill 1305, an amendment to The Medical Waste Management Act. The new law requires the proper disposal of home-generated sharps waste (syringes, needles, lancets, etc.) and acknowledges mail-back programs as one of the most convenient alternatives for the collection and destruction of home-generated sharps.
    Effective January 1, 2007 (with enforcement beginning September 1,
2008), SB 1305 addresses the need to meet the changing demands of healthcare provided in alternate sights that currently allows hundreds of millions of home-generated sharps waste to be disposed in solid waste and recycling containers. The new law is designed to ensure appropriate disposal of sharps waste necessary to protect the general public and workers from potential exposure to contagious diseases and health and safety risks.

    Massachusetts Senate Bill 2569

    In July 2006, The Massachusetts Legislature enacted Senate Bill 2569 which requires the Massachusetts department of public health, in conjunction with other relevant state and local agencies and government departments, to design, establish and implement a program for the collection and disposal of non-commercially generated, spent hypodermic needles and lancets. Recommended disposal methods include mail-back products approved by the U.S. Postal Service such as the Sharps Disposal By Mail Systems(R). The Massachusetts legislation addresses the need for proper disposal of used syringes, needles and lancets outside of the traditional healthcare setting.

    Corporate and Business Developments

    Three-year Exclusive Agreement with InterFit Health

    In April 2006, the Company announced, the execution of a three-year exclusive agreement with InterFit Health to provide the Sharps Disposal By Mail System(R) to its health screening and RediClinic operations. Since 1989, InterFit Health has provided individuals with easy access to convenient, accurate and affordable health screening and other personal health management services. Today, InterFit is the largest provider of retail health screening services in the United States while its RediClinics are a leader in convenient care.

    New Bank Line of Credit and Relationship

    In March 2006, the Company announced the execution of a $1.5 million Credit Agreement and new banking relationship with JPMorgan Chase Bank, N.A. The Credit Agreement provides for a revolving line of credit (the "Line of Credit") in the principal amount of $1.5 million. The proceeds of the Line of Credit may be used for working capital, letters of credit, acquisitions and general corporate purposes.
    The Line of Credit is structured to provide the Company with additional financial support for its planned organic growth as well as capital to support potential future acquisitions.

    Settlement of Litigation

    In July 2006, the Company announced the resolution of the Attentus Medical Sales, Inc. ("Attentus") and Jason Jodway litigation. In conjunction with the resolution of the matter, the Company entered into a business relationship whereby Attentus will market and sell the Company's Sharps Disposal By Mail Systems(R). The Company, Attentus and Jason Jodway have dismissed all claims against each other.

    New Office/Warehouse Facility

    In July 2006, we executed a new facility lease encompassing 18,231 square feet of office and warehouse space. The new lease will replace the Company's current lease of the Company's existing 10,634 square foot facility. The new facility, which should be ready for occupancy in the October - November 2006 timeframe is designed to facilitate the transition of our product assembly operations from an outsourced vender to an in-house function and accommodate our planned growth plans.

    Comments

    Commenting on the announcement, Dr. Burt Kunik, Chairman, Chief Executive Officer and President of Sharps Compliance Corp. stated, "We ended the fiscal year 2006 with record annual revenues and earnings driven by growth in our retail, agriculture, hospitality and pharmaceutical markets. This growth was achieved through continued market expansion which was a direct result of our sales and marketing strategic plans.
    On the regulatory front, the states of California and Massachusetts passed legislation requiring the proper disposal of sharps waste (syringes, needles, lancets, etc.) and acknowledging mail-back programs as a recommended method for their collection and destruction. We believe the new legislation to be a "break-through" event for the Company as the country recognizes that the proper disposal of sharps are on the legislative radar screen.
    We believe that the new laws (California SB 1305 and Massachusetts SB 2569) could prove to be the model for additional legislation throughout the country. We anticipate further regulatory actions by other states as the country recognizes the significant benefits to removing the billions of used syringes from the solid waste stream thereby protecting the general public and workers from potential exposure to contagious diseases and health and safety risks."
    Kunik added, "Our FY 2007 internal plans envision, (i) strong first quarter (ending September 30, 2006) results driven by increased billings in the retail/flu shot market, (ii) increased annual billings generated in the pharmaceutical, healthcare, agriculture and hospitality markets, (iii) continued strong gross margins and (iv) a minimal increase in overhead expenses. We believe the anticipated growth in the markets we serve will be a result of our focused sales and marketing efforts of all of our products as well as the expected positive effects of the recent California and Massachusetts legislation."
    Headquartered in Houston, Texas, Sharps is a leading developer of superior solutions for improving safety, efficiency and cost related to the proper disposal of medical waste by industry and consumers. Sharps primary markets include healthcare, agriculture, hospitality, professional, industrial, commercial and retail. The Company's products and services represent cutting edge solutions for a variety of industries dealing with the complexity of managing regulatory compliance, environmental sensitivity, employee and customer safety, corporate risk and operating costs related to medical waste disposal. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.
    Sharps Compliance Corp. is the exclusive supplier of Sharps Disposal by Mail systems to the Consumer Health Care division of Becton, Dickinson and Company. The Company also maintains an exclusive sales and marketing arrangement with Waste Management, Inc. whereby Sharps provides safe disposal systems and related services for Waste Management's residential and commercial customers.
    Sharps Compliance Corp.'s common stock trades on the OTC Bulletin Board under the symbol SCOM.
    The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate", "expect", "plan", "anticipate", "believe", "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-KSB, quarterly reports on Form 10-QSB and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

    (Financial Highlights Follow)



               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                      Three Months Ended            Year Ended
                           June 30,                  June 30,
                   ------------------------- -------------------------
                      2006         2005         2006         2005
                   ------------ ------------ ------------ ------------
                   (Unaudited)  (Unaudited)  (Unaudited)
                   ------------ ------------ ------------ ------------
REVENUES            $2,708,021   $2,120,102  $10,562,720   $9,001,177

COSTS AND
 EXPENSES:
  Cost of revenues   1,543,881    1,382,723    6,068,399    5,499,355
  Selling, general
   and
   administrative    1,078,298      895,269    3,957,652    3,520,045
  Depreciation and
   amortization         43,744       36,406      154,476      157,460
                   ------------ ------------ ------------ ------------
Operating income
 (loss)                 42,098     (194,296)     382,193     (175,683)

Other income
 (expense), net          1,724       (2,362)        (564)     (17,417)
                   ------------ ------------ ------------ ------------
  Net Income
   (loss) before
   Income Taxes        $43,822    ($196,658)    $381,629    ($193,100)
                   ============ ============ ============ ============
Income Taxes             8,815            -            -            -
Net Income (Loss)      $52,637    ($196,658)    $381,629    ($193,100)
                   ============ ============ ============ ============
Net Income (Loss)
 Per Share:
                   ============ ============ ============ ============
     Basic                   -       ($0.02)       $0.04       ($0.02)
                   ============ ============ ============ ============
     Diluted                 -       ($0.02)       $0.03       ($0.02)
                   ============ ============ ============ ============
                   ============ ============ ============ ============
Shares Used in
 Computing Net
 Income (Loss) Per
 Share:
                   ============ ============ ============ ============
     Basic          10,549,442   10,542,439   10,547,846   10,539,215
     Diluted        10,950,196   10,542,439   10,953,831   10,539,215



               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS


                                               June 30,     June 30,
                                                 2006         2005
                                              (Unaudited)
                                              -----------  -----------
Assets
 Current assets:
   Cash and cash equivalents                    $296,959     $258,427
   Restricted cash                                10,010       10,010
   Accounts receivable, net                      935,283      964,148
   Inventory                                     325,688      368,495
   Prepaid and other assets                       88,348       79,320
                                              -----------  -----------
        Total current assets                   1,656,288    1,680,400
 Property and equipment, net                     473,387      438,064
 Intangible assets, net                           60,427       11,779

        Total assets                          $2,190,102   $2,130,243
                                              ===========  ===========

Liabilities and Stockholders' Equity (Deficit)
 Current liabilities:
   Accounts payable                             $526,582     $567,398
   Accrued liabilities                           262,219      283,953
   Current portion of deferred revenue           826,764      996,597
   Current maturities of capital lease
    obligations                                   40,260       48,558
                                              -----------  -----------
        Total current liabilities              1,655,825    1,896,506
 Long-term deferred revenue                      211,568      272,781
 Obligations under capital leases, net of
  current maturities                               1,809       42,112
 Other                                            69,000       62,500
                                              -----------  -----------
        Total liabilities                      1,938,202    2,273,899
 Stockholders' Equity (Deficit):
        Total Stockholders' Equity (Deficit)     251,900     (143,656)
                                              -----------  -----------
        Total Liabilities and Stockholders'
         Equity (Deficit)                     $2,190,102   $2,130,243
                                              ===========  ===========

    CONTACT: Sharps Compliance Corp., Houston
             David P. Tusa, 713-660-3514
             dtusa@sharpsinc.com
             www.sharpsinc.com